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                             AFFINITY CARD AGREEMENT

         THIS AFFINITY CARD AGREEMENT ("Agreement"), made as of the first day of March, 1993, between COLUMBUS BANK AND TRUST COMPANY, a bank organized under the laws of the State of Georgia and a wholly owned subsidiary of Synovus Financial Corp. ("Synovus"), a Georgia corporation with offices at 1148 Broadway, Columbus, Georgia 31901 (hereinafter referred to as "CB&T"), and BLOCK FINANCIAL CORPORATION, a corporation organized under the laws of the State of Delaware and a wholly owned subsidiary of H&R Block, Inc. ("Block"), a Missouri corporation with offices at 4410 Main Street, Kansas City, Missouri 64111 (hereinafter referred to as "BFC").

                              W I T N E S S E T H :

         WHEREAS, CB&T is a bank authorized to engage in the business of issuing to consumers lines of credit, both secured and unsecured, that are accessible by credit cards;

         WHEREAS, CB&T is a licensed principal member of Visa, U.S.A., Inc. ("Visa") and MasterCard International, Inc. ("MasterCard"); and

         WHEREAS, BFC has relationships with consumers and is desirous of having CB&T issue MasterCard and Visa credit cards, both secured and unsecured, to consumers who are creditworthy under the standards contemplated hereby, and

         WHEREAS, on the terms and conditions described herein, CB&T and BFC desire to enter into a relationship under which, among other things, CB&T will issue such credit cards and BFC will perform certain services;

         WHEREAS, under certain circumstances, in order to assist CB&T in connection with the funding of receivables, BFC shall purchase certain of the accounts receivable generated by the use of Credit Cards; and

         NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CB&T and BFC agree as follows:

                                   ARTICLE 1.
                                   DEFINITIONS

         1.1 Definitions. Except as otherwise specifically indicated, the following terms shall have the indicated meanings:

         "Cardholder" shall mean an individual in whose name a Credit Card Account is established.

         "Cardholder" shall mean an agreement between CB&T and a Cardholder for the extension of credit in connection with a Credit Card Account.


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         "CompuServe Card" shall mean a MasterCard and/or Visa Card issued hereunder by CB&T and bearing the name or logo "CompuServe" on the front thereof.

         "Credit Card Account" or "Account" shall mean an account, either secured or unsecured, that is opened by CB&T pursuant to which one or more Credit Cards are issued to a Cardholder.

         "Credit Card Receivables" shall mean all amounts owing to CB&T on the Accounts including principal balances from outstanding purchases and cash advances, accrued finance charges, late charges, returned check charges and any other charges and fees, as of the close of business on a given day, less any payments and credits received in respect of the Accounts prior to the close of business on such day.

         "H&R Block Value Card" or "Value Card" shall mean a MasterCard and/or Visa Card issued hereinunder by CB&T bearing the name and/or a logo "H&R Block Value Card".

         "Interim Card" shall mean a MasterCard and/or Visa Card issued hereunder by CB&T and bearing the name or logo of "Interim" on the front thereof.

         "Program" shall mean the affinity credit card program conducted pursuant to the terms hereof.

         "Program Receivables" shall mean purchases and cash advances made on the Accounts.

         "Solicitation Materials" means any applications, marketing materials, advertising pieces, sales literature, telemarketing scripts and any other materials used to induce persons to apply for Credit Cards.

         1.2 Construction. Unless the context otherwise clearly indicates, words used in the singular include the plural and words used in the plural include the singular.

                                   ARTICLE 2.
                      ESTABLISHMENT OF CREDIT CARD ACCOUNTS

         2.1 Issuance of Credit Cards. CB&T shall issue Credit Cards (either secured or unsecured) to each applicant for a Card who qualifies for such type of Card under the Credit Criteria (as defined in Section 2.3 hereof). CB&T shall extend credit with respect to said Credit Cards, and BFC shall not be considered a creditor on any Credit Card Account for any purpose whatsoever. Subject to the Operating Regulations (as defined in Section 2.12 hereof) and the terms of
Section 2.10 herein, each Credit Card shall have the name, logo and/or trademark of H&R Block Value Card, CompuServe Card or Interim Card on the front thereof and shall be of a design approved by CB&T, BFC and MasterCard or Visa, as applicable.

         2.2 Solicitation of New Accounts. BFC shall, at its own expense, have the exclusive right to solicit individuals, corporations, partnerships and other entities to offer them the opportunity to apply for Credit Cards. BFC shall bear all marketing expenses incurred in connection with the Program. BFC shall, at its own expense, create, produce and mail Solicitation Materials to promote the Program and solicit new Credit Card Accounts. BFC shall provide copies of all Solicitation Materials to CB&T for its review

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and approval as soon as practicable, but no less than ten business days prior to their first intended use. CB&T shall not unreasonably withhold or delay its approval of such materials. The frequency and timing of such solicitations shall be determined by BFC. In BFC's discretion, solicitations may be conducted by direct mail, telephone, or other means. BFC shall prepare and include on or with each solicitation any notices and disclosures required under applicable laws and regulations, provide such notices and disclosures to CB&T for its review and shall otherwise conduct all such solicitations in compliance with all applicable laws and regulations. CB&T shall be identified to Cardholders as the Card issuer and the lender for loans made on the Credit Card Accounts.

         2.3      Applications.

         (a) CB&T will require that each person who desires to become a Cardholder complete a written application or apply for a Credit Card in response to a telemarketing solicitation. BFC shall ensure that the form of the written application, the telemarketing script and all Solicitation Materials are in compliance with all applicable laws and regulations. The credit criteria for issuing secured and unsecured Credit Cards established by CB&T are attached hereto and incorporated herein as Exhibit A (the "Credit Criteria"). CB&T will notify BFC of any changes to the Credit Criteria.

         (b) CB&T shall approve an applicant for a Credit Card only if the applicant meets the applicable Credit Criteria, unless otherwise specifically approved by CB&T in writing. In the event an applicant for a Card does not meet the Credit Criteria, BFC shall notify the applicant, in accordance with applicable laws and regulations. Applicants who do not meet the Credit Criteria for an unsecured card may be offered an opportunity to apply, or accept a reapproved offer, for a Credit Card which is secured by funds of the consumer which are deposited with CB&T.

             2.4 Establishment of Credit Card Accounts. upon approval of an application, CB&T shall establish a Credit Card Account for the applicant. CB&T shall provide one or more Credit Cards to each approved applicant and shall automatically issue a renewal card to each Cardholder at each scheduled Credit Card renewal date, if such Cardholder continues to meet the Credit Criteria. On CB&T's behalf, BFC will prepare and provide to each Cardholder a Cardholder Agreement and disclosure statement and such other notices or documents related to such Cardholder's Credit Card Account as are required from time to time under applicable laws and regulations. The Cardholder Agreement and disclosure statement and other documents shall provide, as appropriate, that they are governed by Georgia law and federal law. BFC shall be responsible for preparing and providing said documents and shall ensure that they comply with all applicable laws and regulations. In connection with secured Credit Card Accounts, the Cardholder Agreements provided by BFC shall include appropriate language that is designed to grant CB&T a valid and enforceable security interest in the Deposit Accounts.

         2.5 Account Terms. CB&T shall determine the financial terms of the Credit Card Accounts, including by not limited to, the periodic rate, the annual percentage rate, other account fees, and the credit limits to be made available to Cardholders. The terms

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and conditions for the Credit Cards applicable to the Credit Card Accounts are set out in the forms of Cardholder Agreements (both secured and unsecured) attached hereto as Exhibit B and incorporated herein. BFC shall ensure that the terms and conditions for the Credit Cards (including, without limitation, the interest rates, fees and charges) are in compliance with all applicable laws and regulations. Changes in the Account terms and conditions shall require the mutual agreement of CB&T and BFC.

         2.6 Secured Card Accounts. For each secured Card Account, CB&T shall hold and maintain the Cardholder's security deposit in a Deposit Account (a "Deposit Account"). The establishment of a Deposit Account shall be a condition precedent to issuance of a secured Credit Card by CB&T to each such Cardholder. CB&T shall be responsible for creating and maintaining the Deposit Accounts and shall take such steps as BFC shall direct that may be necessary under the laws of Georgia to perfect a security interest in the Deposit Accounts. CB&T shall enforce the terms of the security agreement. BFC shall prepare and CB&T shall deliver any notices and disclosures regarding the Deposit Accounts which may be required by law. During the term of this Agreement, CB&T will not modify any provisions of or waive any of its rights under, or terminate, any such security agreements, except to exercise its rights upon the Cardholder's default in accordance with the security agreement or as may be required by applicable law.

         2.7 Account Administration. Except as otherwise provided herein, or in the agreements referred to in Section 2.9 hereof, CB&T will perform or provide for the performance of all services that may be required in order to establish and maintain the Credit Card Accounts, including, but not limited to: credit approval, issuance of Credit Cards, making of credit card loans, receipt of payments from Cardholders, and establishing and maintaining the Deposit Accounts for Carholders who have secured Credit Card Accounts. All such services shall be provided by CB&T in accordance with the terms of the Solicitation Materials and Cardholder Agreements, the Operating Regulations and this Agreement. CB&T may subcontract with a third party to provide any service required to be provided by CB&T hereunder, provided that BFC shall approve such third party and the terms of any agreement with said party.

         2.8 Credit Card Enhancements and Solicitations.

         (a) BFC shall, at its own expense and at no cost to CB&T, arrange for third parties to provide enhancements to Cardholders in connection with the Program.

         (b) BFC shall be entitled, at its own expense, to solicit Cardholders for goods and services, including, without limitation, insurance products, and to place solicitation or promotional materials in communications by CB&T to

Cardholders. BFC shall provide copies of all such solicitation and promotional materials to CB&T for its review and approval as soon as practicable, but no less than ten business days prior to their first intended use. CB&T shall not unreasonably withhold or delay its approval of such documents. BFC shall meet all applicable standards and requirements of "TSYS" (as defined in Section 2.9(i) hereof) in connection with inserts in periodic statements and shall comply with applicable laws and regulations in connection therewith. BFC shall be


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entitled to retain all income and fees, if any, resulting from such solicitations and promotions.

         2.9 Ancillary Agreements.

         (a) The following additional agreements shall be or shall have been entered into in connection with the Program:

                  (i) a processing agreement by and among CB&T, Total System Services, Inc. ("TSYS") and BFC (the "Processing Agreement"), under which TSYS will provide certain data processing, authorization, settlement and related services with respect to the Accounts; and

                  (ii) a data processing agreement between CB&T and Synovus Data Corp. ("SDC") (the "SDC Agreement"), under which SDC will provide certain data processing services with respect to the Accounts.

         (b) In connection with the Program, the following additional agreements shall be or shall have been entered into by the parties:

                  (i) a servicing agreement ("Servicing Agreement") by and among CB&T, BFC and a servicing company that will provide application processing, collections, customer service, security and the other services specified the respect to the Accounts;

                  (ii) a remittance processing agreement ("Remittance Agreement") by and among CB&T, BFC and a processing company that will provide remittance processing services with respect to payments received on the Accounts.

         (c) The parties will use all reasonable efforts to have the agreements referred to in (b) above entered into on or before February 15, 1994.

         Neither CB&T nor BFC shall modify any provisions of or waive any of its rights under, or terminate, any such agreement without the written consent of the other party.

         2.10     Use of Names and Trademarks

         (a) BFC hereby authorizes CB&T, during the term of this Agreement, on a non-exclusive, nonassignable basis, to use Block's name and such trademarks of Block as may be used in connection with the Credit Card Accounts (the "Block

Credit Card Marks") in the form and formats approved by BFC: (i) on Credit Cards, and (ii) on periodic statements, Cardholder Agreements and other communications to Cardholders with respect to the Credit Card Accounts. BFC represents and warrants to CB&T that BFC has the power and authority to provide the authorization herein granted. It is expressly agreed that CB&T is not acquiring any right, title or interest in the name "H&R Block" or any trade names, trademarks, logos or service marks of Block or the Credit Card design, all of which shall be the property of Block. CB&T shall make no use of any tradenames, trademarks, logos or service marks of Block, or of the Credit Card design without BFC's prior written consent, except as specifically authorized in this Section 2.10.

         (b) CB&T hereby authorizes BFC, during the term of this Agreement, on a non-exclusive, nonassignable basis, to use CB&T's name and such trademarks of CB&T as may be used in connection with the Credit Card Accounts (the "CB&T Credit Card Marks"), in the forms and formats approved by CB&T, in communications to

Cardholder's with respect to the Credit Card Accounts made by BFC pursuant to its obligations under this Agreement. It is expressly agreed that BFC is not acquiring any right, title or interest in the names "Columbus Bank and Trust Company" or "CB&T" or any trade names, trademarks, logos or service marks of CB&T, all of which shall be the property of CB&T. BFC shall make no use of the names "Columbus Bank and Trust Company" or "CB&T", or of any tradenames, trademarks, logos or service marks of CB&T, without CB&T's prior written consent, except as specifically authorized in this Section 2.10.

         (c) Use of Name and Trademarks. Except as otherwise provided herein, neither party shall use the registered trademarks, service marks, logo, name or any other proprietary designations of the other party without that party's prior written consent. Each party shall submit to the other party for prior approval any advertising or promotional materials referring to or describing the Credit Card Program in which such trademarks are to be used, which approval shall not unreasonably be withheld or delayed.

         2.11 Cooperation. Each party hereto agrees to cooperate fully with the other party hereto in furnishing any information or performing any action reasonably requested by such party that is needed by the requesting party to perform its obligations under this Agreement or to comply with applicable laws and regulations. Each party agrees that it shall furnish the other party with true, accurate and complete copies of such records and all other information with respect to the Credit Card Accounts and the Program as such party or its authorized representatives may reasonably request, provided however that neither party shall be required to divulge any records to the extent prohibited by applicable law.

         2.12 Visa and MasterCard Membership. At all times during the term of this Agreement, CB&T shall use its best efforts to maintain its membership in Visa and MasterCard. CB&T shall be responsible for making all reports to Visa and MasterCard which may be required by its membership therein. CB&T will comply with the operating rules and regulations of Visa and MasterCard ("Operating Regulations") in connection with the Program.


         2.13     Other Activities.

         (a) Non-exclusive Arrangement. There shall be no restriction on CB&T's right to issue credit cards independent of the Program and to perform credit card services on its own behalf or for other parties or affinity groups.

         (b) Ownership of Account Relationships. During the term hereof, CB&T shall not, directly or indirectly, transfer, sell or disclose to any other person or entity any list (whether in written or other form) containing the names, addresses and/or telephone numbers of Cardholders that exists by reason of those persons being Cardholders (a "Cardholder List"). CB&T shall not, directly or indirectly, solicit Cardholders by using a Cardholder List, in whole or in part, for any other credit card, or for any other purpose, without the prior written consent of BFC, This Section 2.13(b) shall not prohibit any transfer, sale or disclosure of the name, address or telephone number of, or any solicitation of, any person of whose existence CB&T has or obtains knowledge otherwise than by reason of CB&T's participation in this Agreement.

                                   ARTICLE 3.

                                 FINANCIAL TERMS

         3.1 Co-Branding Fee. CB&T shall pay to BFC a co-branding fee calculated as provided in this Section 3.1.

         (a) Definitions. For purposes of this Section 3.1, the following terms shall have the following meanings:

                  (i) "Program Revenues" shall mean the sum of : net interchange fees received by CB&T in respect of Accounts, finance charges, annual fee, cash advances fees, return check fees, over-limit fees, past due fees, and all other income received in respect of the Credit Card Accounts during the applicable month of the term hereof, reduced by all charge-offs and other credit losses (including, without limitation, fraud losses and other losses related to fraudulent use of credit cards) in respect of the Accounts in the applicable month.

                  (ii) "Servicing Costs" shall mean all amounts (including, without limitation, termination fees and other penalties)paid by CB&T during the applicable month of the term hereof under the Servicing Agreement.

                  (iii) "Processing Costs" shall mean all amounts paid by CB&T during the applicable month of the term hereof to TSYS under the Processing Agreement, to a remittance processor under the Remittance Agreement, and to SDC under the SDC Agreement.

                  (iv) "CB&T Cost" shall mean, with respect to each month during the term hereof, the sum of (a) $3,000 for the H&R Block Value Card program and such other amount as maybe mutually agreed upon by the parties with respect to the Interim Card and CompuServe Card programs, (b) the "Out-of-Pocket Expenses"

(as defined below) incurred by CB&T during such month, (c) CB&T's cost of funding the average daily Credit Card Receivables on its balance sheet during such month (it being understood that CB&T's cost of funds shall include a pro rata share of the costs of deposit insurance and reserves on the Deposit Accounts and the "Deposit" (as defined in Section 3.2 herein) (after Credit Card receivables exceed $4,000,000)), and (d) interest expense incurred by CB&T payable on the Deposit Accounts. For purposes of the calculation of the foregoing clause (c), the average daily Credit Card Receivables on CB&T's balance sheet shall be reduced by the average daily balance of the Deposit and the aggregate average daily balance of the deposits in the Deposit Accounts for the secured Credit Cards. CB&T's cost of funding shall be its average rate on interest bearing funds as reported in its monthly Spread Analysis report, which will be provided to BFC by CB&T, each month for such month when applied to the average daily Credit Card Receivables as determined pursuant to this Section.

                  (v) "Out-of-Pocket Expenses" shall mean all necessary and reasonable amounts paid by CB&T to third parties during the applicable month of the term hereof (and not otherwise included in Servicing Costs or the Processing Costs for such month) that are directly related to the Program, including but not limited to (i) all fees and assessments paid to MasterCard and Visa; provided, however, that amounts paid in excess of $500 (other than MasterCard and Visa fees and assessments) shall not be Out-of-Pocket Expenses unless approved in advance by BFC; and (ii) outside legal fees and expenses incurred in connection with reviewing Credit Card marketing materials and Cardholder documentation and the like, to the extent such review is conducted in the normal course of CB&T's business by its outside counsel.

                  (vi) "CB&T Value Card Return" shall mean with respect to a particular month such dollar amount which, when divided by the daily average of : (x) Credit Card Receivables owned by CB&T on Value Card Accounts during such month, and (y) 10% of the Credit Card Receivables owned by BFC during such month, will produce a quotient of the decimal equivalent (when carried two places to the right of the decimal point) of ht percentage that, when reduced by the tax rate to which Synovus is subject, which tax rate shall be fixed for each monthly period, will produce an annual return of 1.5%, provide, however, that if the CB&T Value Card Return for each six-month period ending on August 31 or February 28 is less than $50,000, the CB&T Value Card Return shall be increased to $50,000 for such period. As of December 31, 1993, such amount is $10,458.59 and was calculated as indicated on Exhibit C to this Agreement.

                  (vii) "CB&T CompuServe Card and Interim Card Return" shall mean with respect to a particular month such dollar amount which, when divided by the daily average of: (x) Credit Card Receivables owned by CB&T on Interim Card and CompuServe Card Accounts during such month, and (y) 10% of the Credit Card Receivables owned by BFC during such month, will produce a quotient of the decimal equivalent (when carried two places to the right of the decimal point) of the percentage that, when reduced by the tax rate to which Synovus is subject, which tax rate shall be fixed or each monthly period, will produce an annual return of 1.5%. Commencing two years from the issuance of the first CompuServe Card or Interim Card or such date on which BFC notifies CB&T to cease issuing CompuServe or Interim Cards, in the event the CB&T CompuServe and Interim Return on the Credit Card Receivables arising from CompuServe and Interim Cards has not resulted in a CB&T Return of at least $100,000 on an annualized basis, BFC shall pay to CB&T the difference between $8,333 times the number of months since the first full month in which CompuServe and/or Interim Cards were issued hereunder and the actual CB&T CompuServe and Interim Return on the Credit Card Receivables arising from the CompuServe and Interim Cards in that period.

                  (viii) "Program Costs" for the applicable month during the term hereof means the sum of the Servicing Costs, the Processing Costs, the CB&T Cost, the CB&T Value Card Return and the CB&T CompuServe and Interim Card Return.

                  (ix) "Co-Branding Fee" for the applicable month during the term hereof shall mean the Program Revenues for such month less the Program Costs for such month, but not less the zero.

         (b) Payment of Fee. On or before the 10th business day of each month during the term hereof, CB&T shall pay BFC, by deposit to a designated account of BFC at CB&T, the Co-Branding Fee calculated according to this section. If the Program Costs for any month would exceed Program Revenues for such month, CB&T shall so notify BFC and (i) no Co-Branding Fee shall be payable to BFC for such month, and (ii) BFC shall pay any Program Costs that exceed Program Revenues directly to the persons to which such costs are due or shall, promptly upon demand, reimburse CB&T for any such costs paid by CB&T.

         3.2 Deposit. Throughout the term of this Agreement, BFC shall maintain at CB&T a non-interest bearing deposit of $5,000,000 (the "Deposit").

                                   ARTICLE 4.

                  PURCHASE AND SALE OF RECEIVABLES AND ACCOUNTS

         4.1      Purchase and Sale of Receivables.

         (a) At any time when outstanding Program Receivables exceed $5,000,000, CB&T shall thereafter sell to BFC and BFC shall thereafter purchase from CB&T, on a daily basis, 100% of the Program Receivables in excess of $5,000,000. For purposes hereof, the purchase price for the Program Receivables shall be the actual amount (net of Account credits) which TSYS is obligated to pay on any day to Visa and MasterCard in settlement of cash advances and purchases on the Accounts, without taking into account the credit given by Visa and MasterCard for interchange fees. Payments from Cardholders on Credit Card Receivables allocated to BFC shall be the property of BFC and shall be held in trust by CB&T until such time as said funds are applied to settle amounts owed to Visa and MasterCard for interchange fees. Payments from Cardholders on Credit Card Receivables allocated to BFC shall be the property of BFC and shall be held in trust by CB&T until such time as said funds are applied to settle amounts owed to Visa and MasterCard or otherwise transferred to BFC. Payments received from Cardholders shall be applied first to Credit Card Receivables owned by Block and, to the extent such payments exceed the amount o Credit Card Receivables owned by Block, such excess shall be allocated to CB&T. No later than : p.m. (central time) on each business day, CB&T shall notify the Assistant Vice President, Finance, at BFC of the amount of Program Receivables to be purchased by BFC that day. Payment by BFC of the Program Receivable amount due that day shall be made by wire transfer no later than 2:00 p.m. (central time), unless CB&T us late in notifying BFC of the amount due that day, in which case, BFC shall use all reasonable efforts to send the wire transfer within the time period set forth above or as soon thereafter as possible. In the event BFC has reason to dispute the accuracy of the amount requested by CB&T for Program Receivables being purchased on any day, BFC shall promptly so notify CB&T. CB&T shall promptly notify the Assistant Vice President, Finance, at BFC if any such required payment is not made when due. If BFC fails on any day to pay the amount CB&T indicates is the amount required to purchase the Program Receivables, as provided hereunder, even in the event BFC disputes such amount, and such failure is not cured within five (5) business days, CB&T may (but need not), upon notice to BFC, sell to any third party any interest in the Program Receivables that BFC failed to purchase. In the event it is determined that BFC was correct in disputing the accuracy of the amount due for the purchase of Program Receivables, CB&T shall promptly refund to BFC the amount of any such overpayment, with interest thereon computed on a daily basis at CB&T's cost of funding.

         (b) CB&T shall remain the owner of all Credit card Accounts, notwithstanding any sale of any Program Receivables to BFC, or a third party, under this

Section 4.1. BFC shall no be deemed to have assumed any obligations of CB&T with respect to the Credit Card Accounts by virtue of any purchase of an interest in Program Receivables hereunder. Except as otherwise provided herein, CB&T shall not sell any Credit Card Receivables or any interests therein to any third party (other than a wholly-owned subsidiary of Synovus) without the prior written consent of BFC.

         (c) The sale of receivables contemplated in (a) hereof shall occur upon payment therefor by BFC and no additional documents shall be required by the parties to effect any such sale. Notwithstanding the foregoing, if, in the reasonable judgment of either party, in connection with any such purchase and sale, any additional instrument, document, or certificate is required to further evidence such purchase and sale, the other party shall execute and deliver any such document.

         4.2      Sale of Accounts.

         (a) Except as provided in this Agreement, CB&T shall not sell or transfer any Credit Card Account created under the Program, or any interest therein, to any unaffiliated party without the prior written consent of BFC.

         (b) Upon expiration or termination of this Agreement, BFC shall have the right, exercisable by providing written notice to CB&T no later than sixty

(60) days after notice of termination is provided by a party hereunder, to purchase, at par value, the Accounts and all Credit Card Receivables then owned by CB&T or to arrange for said purchase by a financial institution designated by BFC. The terms of Section 8.1(e) hereof shall apply to any such purchase. At BFC's request, upon any transfer of the Credit Card Accounts, CB&T shall assign to BFC or its designee, as the case may be, the Processing Agreement, the Servicing Agreement, the Remittance Agreement and the SDC Agreement.

         4.3 Convenant of CB&T. During the term of this Agreement, CB&T shall take no voluntary action to create any lien, pledge, security interest or other encumbrance on any of the Credit Card Receivables or Accounts.

                                   ARTICLE 5.

                        ADDITIONAL PRODUCTS AND SERVICES

         5.1 Returned Mail Services. CB&T shall perform certain returned mail services for BFC in connection with the Program as more specifically described, and at the prices set forth, on Exhibit D hereto.

         5.2 Additional Services. In the event BFC requests CB&T to perform any additional services in connection with the Cards issued under the Program which are not already required to be performed under this Agreement by CB&T, and which would entail additional expense by CB&T, including those services to be performed by third parties under the agreements referred to in Section 2.9 of this Agreement, and CB&T agrees to provide such services in connection with Cards issued hereunder, then the details and the cost of such services shall be agreed to by BFC and CB&T in writing and shall be attached to this Agreement as an amendment or set forth in a separate document.

         5.3 New Card Products. In the event BFC desires to launch a new card product (i.e., a card other than the H&R Block Value Card, Interim Card or CompuServe Card), BFC shall notify CB&T and subject to the parties reaching agreement as to the CB&T Cost for such program, cards issued under such program shall become Credit Cards for purposed of this Agreement. In the event BFC and CB&T are unable to reach an agreement as to the cost which may be assessed under
3.1 (a) (iv) (a) hereof for any card program, CB&T is not obligated to issue Credit Cards for such program.

                                   ARTICLE 6.

                         REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties of CB&T. CB&T hereby represents and warrants to BFC as follows:

         (a) Organization. CB&T is a bank duly organized, validly existing and in good standing under the laws of the State of Georgia.

         (b) Capacity; Authority; Validity. CB&T has all necessary corporate power and authority to enter into this Agreement and to perform all of the obligations to be performed by it under this Agreement. This Agreement and the consummation by CB&T of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of CB&T, and this Agreement has been duly executed and delivered by CB&T and constitutes the valid and binding obligation of CB&T and is enforceable in accordance with its terms (except as such enforceability may be limited by equitable limitations on the availability of equitable remedies and by bankruptcy and other laws affecting the rights of creditors generally).

         (c) Conflicts; Defaults. Neither the execution and delivery of this Agreement by CB&T nor the consummation of the transactions contemplated herein by CB&T will (i) conflict with, result in the breach of, constitute a default under, or accelerate the performance required by, the terms of any contract, instrument or commitment to which CB&T is a party or by which CB&T is bound,
(ii) violate the articles of incorporation or bylaws, or any other equivalent organizational document, of CB&T, (iii) result in the creation of any lien, charge or encumbrance upon any of the Credit Card Receivables, (except pursuant to the terms hereof), or (iv) require the consent or approval of any other party to any contract, instrument or commitment to which CB&T is a party or by which it is bound. CB&T is not subject to any agreement with any regulatory authority which would prevent the consummation by CB&T of the transactions contemplated by this Agreement.

         (d) Litigation. At the date of this Agreement, there is not pending any claim, litigation, proceeding, arbitration, investigation or material controversy before any governmental agency to which CB&T is a party, which adversely affects any of its assets or the ability of CB&T to consummate the transactions contemplated hereby, and, to the best of CB&T's knowledge, no such claim, litigation, proceeding, arbitration, investigation or controversy has been threatened or is contemplated and no facts exist which would provide a basis for any such claim, litigation, proceeding, arbitration, investigation or controversy.

         (e) No Consents, Etc. At the date of this Agreement, no consent of any person (including without limitation, any stockholder or creditor of CB&T) and no consent, license, permit or approval or authorization or exemption by notice or report to, or registration, filing or declaration with, any governmental authority is required (other than those previously obtained and delivered to BFC) in connection with the execution or delivery of this Agreement by CB&T, the validity of this Agreement with CB&T, the enforceability of this Agreement against CB&T, the consummation by CB&T of the transactions contemplated hereby, or the performance by CB&T of its obligations hereunder.

         (f) FDIC Insurance. CB&T is, and at all times during the term hereof will remain, a member of the Federal Deposit Insurance Corporation.

         6.2 Representations and Warranties of BFC. BFC hereby represents and warrants to CB&T as follows:
         (a) Organization. BFC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         (b) Capacity; Authority; Validity. BFC has all necessary power and authority to enter into this Agreement and to perform all of the obligations to be performed by it under this Agreement. This Agreement and the consummation by BFC of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of BFC, and this Agreement has been duly executed and delivered by BFC and constitutes the valid and binding obligation of BFC and is enforceable in accordance with its terms (except as such enforceability may be limited by equitable limitations on the availability of equitable remedies and by bankruptcy and other laws affecting the rights of creditors generally).

         (c) Compliance. All aspects of the Program, all terms of the Accounts and the Cardholder Agreements, and all Solicitation Materials and other documents, materials and agreements supplied or communicated in any form to Cardholders, prospective Cardholders or others in connection with the Program (except with respect to creating and maintaining the Deposit Accounts, as provided in Section 2.6 hereof), comply and will comply in all respects with applicable law and regulations.

         (d) Conflicts; Defaults. Neither the execution and delivery of this Agreement by BFC nor the consummation of the transactions contemplated herein by BFC will (i) conflict with, result in the breach of, constitute a default under, or accelerate the performance provided by the terms of any contract, instrument or commitment to which BFC is a party or by which it is bound, (ii) violate the certificate of incorporation or bylaws, or any other equivalent organizational document, of BFC, (iii) require any consent or approval under any judgment, order, writ, decree, permit or license, to which BFC is a party or by which it is bound, or (iv) require the consent or approval of any other party to any contract, instrument or commitment of which BFC is a party or by which it is bound. BFC is not subject to any agreement with any regulatory authority which would prevent the consummation by BFC of the transactions contemplated by this Agreement.

         (e) Litigation. There is no claim, or any litigation, proceeding, arbitration, investigation or controversy pending, to which BFC is a party and by which it is bound, which adversely affects BFC's ability to consummate the transactions contemplated hereby and, to the best of BFC's knowledge and information, no such claim, litigation, proceeding, arbitration, investigation or controversy has been threatened or is contemplated; to the best of BFC's knowledge, no facts exist which would provide a basis for any such claim, litigation, proceeding, arbitration, investigation or controversy.

         (f) No Consents, Etc. No consent of any person (including without limitation, any stockholder or creditor of BFC) and no consent, license, permit or approval or authorization or exemption by notice or report to, or registration, filing or declaration with, any governmental authority is required (other than those previously obtained and delivered to CB&T) in connection with the execution or delivery of this Agreement by BFC, the validity or enforceability of this Agreement against BFC, the consummation of the transactions contemplated thereby, or the performance by BFC of its obligations thereunder.

                                   ARTICLE 7.

                            CONFIDENTIAL INFORMATION

         7.1 Confidential Information. All material and information supplied by one party to the other party in the course of the negotiation of this Agreement and its performance hereunder, including, but not limited to, information concerning either party's marketing plans; technological developments, objectives and results; and financial results are confidential and proprietary to the disclosing party ("Confidential Information"). Confidential Information does not include any information that was (I) known to the receiving party at the time of disclosure or developed independently by such party without violating the terms herein; (ii) in the public domain at the time of disclosure or enters the public domain following disclosure through no fault of the receiving party; or (iii) disclosed to the receiving party by a third party that is not prohibited by law r agreement from disclosing the same. Notwithstanding the foregoing, but without limiting the effect of the last sentence of Section
2.13 (b) hereof, each Cardholder List shall be deemed Confidential Information owned by BFC.

         7.2 Protection of Confidential Information. Confidential Information shall be used by each party solely in the performance of its obligations pursuant to this Agreement. Each party shall receive Confidential Information in confidence and not disclose Confidential Information to any third party, except as may be necessary to perform its obligations pursuant to this Agreement and except as may be required by law or agreed upon in writing by the other party. Each party shall take all reasonable steps to safeguard Confidential Information disclosed to it so as to ensure that no unauthorized person shall have access to any Confidential Information. Each party shall, among other safeguards which it may consider necessary, require its employees, agents, and subcontractors having access to Confidential Information to enter into appropriate confidentiality agreements containing such terms as are necessary to satisfy its obligation herein. Each party shall promptly report to the other party any unauthorized disclosure or use of any Confidential Information of that party of which it becomes aware. Upon request or upon termination of this Agreement, each party shall return to the other party all Confidential Information in its possession or control. No disclosure by a party hereto of Confidential Information of such party shall constitute a grant to the other party of any interest or right whatsoever in such Confidential Information, which shall remain the property solely of the disclosing party. Nothing contained herein shall limit a party's rights to use its Confidential Information in any manner whatsoever.

         7.3 Survival. The terms of this Article 7 shall survive the termination of this Agreement.

                                   ARTICLE 8.

                                  MISCELLANEOUS


         8.1      Term and Termination.

         (a) Term. this Agreement shall commence on the date first above written and shall continue in full force and effect until June 30, 1995 (the "Initial Term"), unless otherwise terminated as provided in Section 8.1 (b) or (c) herein. After the Initial Term, this Agreement shall be extended for renewal terms of one (1) year each ("Renewal Term"), unless one party notifies the other party of its intent to terminate this Agreement at least 180 days prior to the end of the Initial Term or any Renewal Term. The termination of this Agreement shall not terminate, affect or impair any rights, obligations or liabilities of either party hereto that may accrue prior to such termination or that, under the terms of this Agreement, continue after the termination.

         (b) Termination. Either party to this Agreement may terminate this Agreement, reserving all other remedies and rights hereunder in whole or in part, upon the following conditions:

                  (i) Event of Default. Subject to the terms of Section 8.1 (f) hereof, upon the occurrence of an Event of Default caused by one party, the nondefaulting party may terminate this Agreement by giving ten (10) business days' notice (five business days in the case of BFC's failure to purchase Credit Card Receivables pursuant to Section 4.1 hereof) prior written notice to the defaulting party of its intent to terminate this Agreement. For purposes of this Agreement, an "Event of Default" hereunder shall occur in the event either party defaults in the performance of any of its material duties or obligations under this Agreement and fails to correct the default, to the reasonable satisfaction of the other party, within a 30-day cure period (which cure period shall be five
(5) business days for BFC's failure to purchase Credit Card Receivables pursuant to Section 4.1 hereof) commencing upon receipt of notice from the other party. Notwithstanding the foregoing, except in the case of an Event of Default consisting of a failure by BFC t purchase Credit Card Receivables pursuant to
Section 4.1 hereof, notice of termination may not be sent until the party seeking to terminate has followed the provisions of Section 8.1 (f) hereof.

                  (ii) Bankruptcy. Either party may terminate this Agreement, at any time upon notice to the other party, after the filing by the other party of any petition in bankruptcy or for reorganization or debt consolidation under the federal bankruptcy laws or under any comparable law, or upon the other party's making of an assignment of its assets for the benefit of creditors, or upon the application of the other party for the appointment of a receiver or trustee of its assets.

                  (iii) Termination for Force Majeure or Changes in Laws or Regulations. This Agreement may be terminated by either party on or after the ninetieth (90th) day following the giving of notice by the other party that such notice-giving party's performance is: (A) prevented or delayed by a force majeure event listed in Section 8.7 hereof, if the failure to perform has not been cured at the end of such ninety (90) day period, or (B) rendered (through no act or omission of such party) illegal or impermissible for that party or its ultimate parent corporation due to changes in laws or regulations applicable to the terminating party.

                  (iv) Termination of Processing Agreement. This Agreement may be terminated by either party if the Processing Agreement expires and is not renewed. BFC may terminate this Agreement if the Processing Agreement is terminated as a result of a breach by TSYS of its responsibilities thereunder. CB&T may terminate this Agreement if the Processing Agreement is terminated as a result of a breach by BFC of its responsibilities thereunder.

                  (v) Failure to Execute Agreements. This Agreement may be terminated by CB&T, upon thirty (30) days prior written notice to BFC, if BFC has not entered into a Servicing Agreement with a third party servicing company and a Remittance Agreement with a third party payments processor prior to February 15, 1994 provided however that this section shall not permit termination for failure to enter into such an agreement if CB&T and BFC have determined that the responsibilities under such agreement are to be performed by BFC or CB&T, or a subsidiary of either party, but have been unable to reach agreement on a definitive document.

         (c) Ownership of a Bank by BFC. If BFC receives approval to establish or obtain control of any bank, thrift or industrial loan company, upon notice to CB&T, BFC may terminate this Agreement and exercise its rights under section (e) hereof to purchase the Accounts and , to purchase at par, any credit card receivables then owned by CB&T or an affiliate of CB&T, with such sale to occur at a mutually agreed upon date.

         (d) Duties After Termination. Upon termination of this Agreement, in order to preserve the goodwill of Cardholders both parties shall cooperate in order to ensure a smooth and orderly termination of their relationship and a transition of Cardholder Accounts. In the event CB&T terminates this Agreement, CB&T shall continue to maintain and service the Accounts and fulfill all of its obligations hereunder for a period of up to 180 days after the termination, in order to allow BFC to convert the Accounts to an alternative credit card issuer or processor, provided, however, that if the termination results from a failure of BFC to purchase Credit Card Receivables under the terms of Section 4.1 hereof, and such unpurchased Credit Card Receivables equal or exceed $50 million, CB&T, upon one (1) day's prior notice to BFC, may refuse to authorize any new charges on the Accounts.

         (e)      Purchase of Accounts.

                  (i) Upon the expiration or termination of this Agreement, (A) BFC shall have the right, exercisable by providing written notice to CB&T, to purchase, and (B) CB&T shall have the right, exercisable by providing written notice to BFC, to cause BFC to purchase, all of the Credit Card Accounts and (to the extent not previously purchased by BFC) all of the Credit Card Receivables as of the date of such purchase. BFC may fulfill such obligation by arranging for said purchase to be made by a third party designated by BFC. The purchase price in the event of a purchase and sale under this Section 8.1(e) shall be the full face amount of the Credit Card Receivables being purchased plus an out-of-pocket expenses reasonably incurred by CB&T in connection with such sale. CB&T shall transfer to BFC or a financial institution designated by BFC the Deposit Accounts held as security by CB&T for the Credit Card Accounts and assign to BFC the security agreements related to the Deposit Accounts.

                  (ii) CB&T shall transfer to BFC all books and records relating to the Accounts and each party shall return all property belonging to the other party which is in its possession or control at the time of termination and shall discontinue the use of and return to the other party, or at the request of the other party destroy, all written and printed materials bearing the other party's name and logo. At BFC's request, upon the transfer of the Accounts, CB&T shall assign to BFC or its designee, as the case may be, its rights under the Processing Agreement, the Servicing Agreement, the Remittance Agreement and the SDC Agreement.

                  (iii) In the event BFC defaults in its obligation to purchase the Accounts, CB&T (without limiting any other remedy it may have) may elect to retain the Accounts, in which case it shall so notify BFC and may repurchase from BFC its interest in the Credit Card Receivables, at par, or the parties may mutually agree to sell the Accounts and Credit Card Receivables to an unrelated purchaser, in which case any premium received on the sale of the Accounts shall be payable in full to BFC.

         (f) Resolution of Disputes. The parties agree that it is their desire to use their best efforts to resolve amicably any and all disputes or disagreements that may arise between them with respect to the interpretation of any provision of this Agreement or with respect to the performance by the parties under this Agreement, in order to avoid an early termination of this Agreement. Toward that end, the parties agree that in the event any dispute or disagreement arises that cannot be resolved at the operating level by employees of each party having direct responsibility for the performance or operating function in question, each of the parties will promptly appoint a designated officer to meet for the purpose of endeavoring to resolve such dispute or negotiate an adjustment to such provision. Any disputes that, if not resolved, may lead to an allegation by one party that an Event of Default has occurred by the other party shall be referred to the Chief Financial Officer of CB&T and the Chief Financial Officer of H&R Block, Inc., who shall confer and diligently attempt to find reasonable methods of correcting the condition giving rise to the anticipated Event of Default. No legal proceedings for the resolution of any such dispute may be commenced or notice of termination of this Agreement may be served until such Chief Financial Officers have so conferred, and until either party concludes, in good faith, that amicable resolution through continued negotiation of the matter at issue does not appear likely and one party provides written notice of same to the other party.

         8.2      Indemnification.

         (a) BFC will indemnify and hold harmless Synovus and CB&T, and their respective directors, officers, employees, agents and affiliates and permitted assigns

("CB&T Indemnified Parties") from and against any and all "Losses" (as herein defined), except to the extent of any Losses which arise from the direct acts or omissions of CB&T or an affiliate of CB&T, arising out of (i) any failure of BFC to comply with any of the terms and conditions of this Agreement, (ii) any inaccuracy of a representation or warranty made by BFC herein, (iii) any infringement or alleged infringement of any of the Block Credit Card Marks, or the use thereof hereunder, on the rights of any third party; and (iv) any acts or omissions of the remittance processing company or the servicing company prior to the execution of the Remittance Agreement and the Servicing Agreement, respectively.

         (b) CB&T shall be liable to and shall indemnify and hold harmless BFC and H&R Block, Inc. and their respective officers, directors, employees, agents, affiliates, from and against any Losses (as defined below), except to the extent of any Losses which arise from the direct acts or omissions of BFC, arising out of the failure of CB&T to comply with any of the terms and conditions of this Agreement, or the inaccuracy of any representation or warranty made by CB&T herein.

         (c) For the purposes of this Section 8.2, the term "Losses" shall mean all out-of-pocket costs, damages, losses, and expenses whatsoever, including, without limitation, (i) outside attorneys' fees and disbursements and court costs reasonably incurred by the indemnified party; and (ii) costs (including reasonable expenses and reasonable value of time spent) attributable to the necessity that any officer or employee (other than in-house attorneys) of any Indemnified Party spend more than 25% of his or her normal business hours, over a period of two (2) months, in connection with any judicial, administrative, legislative, or other proceeding.

         8.3      Procedures for Indemnification.

         (a) Notice of Claims. In the event any claim is made, any suit or action is commenced, or any knowledge of a state of facts that, if not corrected, would give rise to a right of indemnification of a party hereunder ("Indemnified Party") by the other party ("Indemnifying Party") is received, the Indemnified Party will give notice to the Indemnifying Party as promptly as practicable, but, in the case of lawsuit, in no event later than the time necessary to enable the Indemnifying Party to file a timely answer to the complaint. The Indemnified Party shall make available to the Indemnifying Party and its counsel and accountants at reasonable times and for reasonable periods, during normal business hours, all books and records of the Indemnified Party relating to any such possible claim for indemnification, and each party hereunder will render to the other such assistance as it may reasonably require of the other (at the expense of the party requesting assistance) in order to insure prompt and adequate defense of any suit, claim or proceeding based upon a state of facts which may give rise to a right of indemnification hereunder.

         (b) Defense and Counsel. Subject to the terms hereof, the Indemnifying Party shall have the right to defend any suit, claim or proceeding. The Indemnifying Party shall notify the Indemnified Party via facsimile transmission, with a copy by mail, within ten (10) days of having been notified pursuant to this Section 8.3 (a) if the Indemnifying Party elects to employ counsel and assume the defense of any such claim, suit or action. The Indemnifying Party shall institute and maintain any such defense diligently and reasonably and shall keep the Indemnified Party fully advised of the status thereof. The Indemnified Party shall have the right to employ its own counsel if the Indemnified Party so elects to assume such defense, but the fees and expenses of such counsel shall be at the Indemnified Party's expense, unless (i) the employment of such counsel shall have been authorized in writing by the Indemnifying Party; (ii) such Indemnified Party shall have reasonably concluded that the interests of such parties are conflicting such that it would be inappropriate for the same counsel to represent both parties (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party), and in either of such events such reasonable fees and expenses shall be borne by the Indemnifying Party; or (iii) they Indemnifying Party shall not have employed counsel to take charge of the defense of such action after electing to assume the defense thereof.

         (c) Settlement of Claims. The Indemnifying Party shall have the right to compromise and settle any suit, claim or proceeding in the name of the Indemnified Party; provided however, that the Indemnifying Party shall not compromise or settle a suit, claim or proceeding (i) unless it indemnifies the Indemnified Party for all Losses arising out of or relating thereto and (ii) with respect to any suit, claim or proceeding which seeks any non-monetary relief, without the consent of the Indemnified Party, which consent shall not be unreasonably withheld. Any final judgment or decree entered on or in, any claim, suit or action which the Indemnifying Party did not assume the defense of in accordance herewith, shall be deemed to have been consented to by, and shall (subject to the other provisions hereof) be binding upon, the Indemnifying Party as fully as if the Indemnifying Party had assumed the defense thereof and a final judgment or decree had been entered in such suit or action, or with regard to such claim, by a court of competent jurisdiction for the amount of such settlement, compromise, judgment or decree. the Indemnifying Party shall be subjugated to any claims or rights of the Indemnified Party as against any other Persons with respect to any amount paid by the Indemnifying Party under this
Section 8.3.

         (d) Indemnification Payments. Amounts owing under Section 8.2 shall be paid promptly upon written demand for indemnification containing in reasonable detail the facts giving rise to such liability, provided, however, that if the Indemnifying Party notifies the Indemnified Party within thirty (30) days of receipt of such demand that it disputes it obligation to indemnify and the parties are not otherwise able to reach agreement, the controversy shall be settled by final judgment entered by a court of competent jurisdiction.

         (e) Survival. The terms of Sections 8.2 and 8.3 shall survive the termination of this Agreement provided, however, that a direct claim made by a party hereto against the other party hereto for breach of any part of this Agreement other than Sections 8.2 and 8.3 hereof, shall only survive the termination of this Agreement for a period of five years.

         8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without regard to its conflict of laws rules.


         8.5 Press Releases. Except as may be required by law or regulation or a court or regulatory authority or any stock exchange, neither CB&T nor BFC, nor their respective parents or affiliates, shall issue a press release or make public announcement or any disclosure to any third party related to the terms of this Agreement without the prior consent of the other party hereto, which consent shall not be unreasonably withheld or delayed.

         8.6 Relationship of the Parties. CB&T and BFC agree that in performing their responsibilities pursuant to this Agreement they are in the position of independent contractors. This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partners or joint ventures or any association for profit between and among CB&T and BFC.

         8.7 Force Majeure. In the event that either party fails to perform its obligations under this Agreement in whole or in part as a consequence of events beyond its reasonable control (including, without limitation, acts of God, fire, explosion, public utility failure, accident, floods, embargoes, epidemics, war, nuclear disaster or riot), such failure to perform shall not be considered a breach of this Agreement during the period of such disability. In the event of any force majeure occurrence as set forth in this Section, the disabled party shall use its best efforts to meet its obligations as set forth in this Agreement. The disabled party shall promptly and in writing advise the other party if it is unable to perform due to a force majeure event, the expected duration of such inability to perform and of any developments (or changes therein) that appear likely to affect the ability of that party to perform any of its obligations hereunder in whole or in part.

         8.8 Books and Records. Each party shall maintain books of account and records, in accordance with standard accounting practices and procedures, of all financial transactions arising in connection with its obligations pursuant to this Agreement for a period of five years, and after such time the other party will be offered a reasonable opportunity to take possession of such records at its expense prior to their destruction. In addition to and notwithstanding the foregoing, to the extent either party has sole possession of any records required to be maintained by the other party pursuant to applicable state or federal laws or regulations, the party with possession shall maintain such records in such form and for such time periods as are provided for in such laws and regulations. Subject to the first sentence of this Section, either party may, at its own expense and upon reasonable prior notice, have full access to and the right to inspect and copy the books and records of the other party relating to services performed herein by that party, and during the term of this Agreement, each party shall furnish to the other party all such information concerning transactions and services provided by it pursuant to this Agreement as that party may reasonably request.

         8.9 Notices. All notices, requests and approvals required by this Agreement (i) shall be in writing, (ii) shall be addressed to the parties as indicated below unless notified in writing of a change in address, and (iii) shall be deemed to have been given either when personally delivered or, if sent by mail, in which event it shall be sent postage prepaid, upon delivery thereof, or, if sent by telegraph, telex, or facsimile, upon delivery thereof. The addresses of the parties are as follows:

         To CB&T:          Columbus Bank and Trust Company
                           PO Box 120
                           Columbus, Georgia  31902-0120
                           Attention:  President

         To BFC:           Block Financial Corporation
                           4410 Main Street
                           Kansas City, Missouri  64111
                           Attention:  President

         8.10 Modification and Changes. This Agreement, together with any Exhibits attached hereto, constitutes the entire agreement between the parties relating to the subject mater herein. This Agreement may only be amended by a written document signed by both parties. In the course of the planning and coordination of this Agreement, written documents have been exchanged between he parties. such written documents shall not be deemed to amend or supplement this Agreement.

         8.11 Assignment. This Agreement and the rights and obligations created under it shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. Except as otherwise provided herein, this Agreement shall not be assigned by either party, except to a wholly-owning parent or to a wholly-owned subsidiary of such parties wholly-owning parent, without the written consent of the other party, and any such permitted assignment or delegation shall terminate when such assignee is no longer a wholly owning parent of such party or a wholly owned subsidiary of such party or of such party's wholly owning parent.

         8.12 Effectiveness. This Agreement shall become effective with it has been accepted and executed on behalf of CB&T by an authorized officer and on behalf of BFC by an authorized officer.

         8.13 Waivers. Neither of the parties shall be deemed to have waived any of its rights, powers or remedies hereunder unless such waiver is approved in writing by the waiving party.

         8.14 Severability. If any provision of this Agreement or portion thereof is held invalid, illegal, void or unenforceable by reason of any rule of law, administrative or judicial provision or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect.

         8.15 Headings. The headings contained herein are for convenience of reference only and are not intended to define, limit, expand or describe the scope or intent of any provision of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

COLUMBUS BANK AND TRUST COMPANY     BLOCK FINANCIAL           CORPORATION

By: /s/ Wade Buford                       By:    /s/ William P. Anderson
   --------------------------------          ---------------------------
Title: Vice President                 Title:  President
       ----------------------------          ---------------------------

Exhibit C

Calculation of CB&T Required Before Tax Return
As of December 31, 1993

Required before Tax Return = Required Net after Tax Return / (100% (Federal Income Tax Rate) / (100% (State Income Tax Rate), where:

Required Net after Tax Return =            1.50%
Current Federal Income Tax Rate =            35%
Current State Income Tax Rate =               6%

         1.5% / (100% (35%) / (100% (6%) = 2.45%

Current Required before Tax Return =       2.45%

CALCULATION OF CB&T REQUIRED MONTHLY RETURN
As of December 31, 1993

Assumptions:

         Total Average Program Receivables for the month          $5,289,129.00
         # of Days in Month                                                  31
         # of Days in Year                                                  365

Total Average Program Receivables for the month                   $5,289,129.00
First $5 million allocated to CB&T                                (5,000,000.00)
Balance of Receivables                                             $2,89,129.00
Allocation Percentage                                                        10%
10% above $5 million allocated to CB&T                               $28,912.90
First $5 million allocated to CB&T                                $5,000,000.00
  Total Allocated to CB&T                                         $5,028,912.90

Total Allocated to CB&T                                           $5,028,912.90
X Required Before Tax Return                                               2.45%
X # of Days in Period                                                        31
 (# of Days in Year                                                         365
= CB&T Guaranteed Return                                             $10,458.59



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EXHIBIT D

H&R BLOCK RETURNED MAIL SERVICES

Procedures

1. CB&T will, on each business day, pick up all undelivered or returned mail from P.O. Box 2295 located at the main Post Office in Columbus Georgia.

2.       The cards will be delivered to Bankcard Data Entry and logged.

3.       Upon receipt of returned mail data Entry will:

Change Address

         Update the change of address supplied by the Post Office on the cardholder's account.

         Prepare a label with the new address, place on the old card insert and place in new envelope.

Overseas Address

         Cards with overseas address's and returned for insufficient postage will be placed in a plain envelope with the correct address and marked for overseas postage.

Undeliverable Mail

         Mail returned as undeliverable will be checked on the system to verify the address. If the address's are the same the cards will be destroyed and action taken will be placed in thnotes on the TSYS system.

4. All mail that is corrected for remailing will be listed on a log sheet and transported to Card production to be mailed.

Pricing

         cards/per month                    cost/per card/per month
         0-100                              $7.50
         101-250                            $5.00
         251-1000                           $3.00
         1001 & up                          renegotiate